Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 16th day of December, 2021 (the “Effective Date”), by and among Andrew J. Ryback (“Executive”), Plumas Bancorp, a California corporation (the “Company”), and Plumas Bank, a California banking corporation (the “Bank”).

The Company, the Bank and Executive (collectively, the “Parties”) agree as follows:

1.     Term.

(a)    Initial Term. The term of this Agreement shall be for a period of three (3) years (the “Initial Term”) beginning on the Effective Date.

(b)    Renewal Terms. Following the Initial Term, the term of this Agreement shall be automatically extended for one (1) additional year immediately on each anniversary of the Effective Date, unless either Employer or Executive gives the other written notice of non-renewal not less than ninety (90) days before the applicable anniversary of the Effective Date. The term of this Agreement, as in effect from time to time in accordance with the foregoing, is referred to as the “Term”. In the event Executive continues to work for either or both of the Company and the Bank (together, “Employer”) after the Term, Executive’s employment status shall be “at will” and thereafter either the Employer or Executive may terminate Executive’s employment with or without prior notice and with or without cause.

2.     Employment.

(a)    Position. Executive shall be employed as the President and Chief Executive Officer of the Company and the Bank. Executive shall report to the Boards of Directors of the Company and the Bank.

(b)    Authority and Duties. Executive shall exercise such authority, perform such executive duties and functions and discharge such responsibilities as are reasonably associated with Executive’s position as President and Chief Executive Officer, the respective bylaws of the Company and the Bank, and as from time to time assigned to Executive by the Boards of Directors of the Company and the Bank.

(c)    Effort. Executive shall devote his full business time, skill and efforts to the business of Employer and its subsidiaries and shall not engage in any other business activities, duties, or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Board of Directors of the Company (the “Company Board”). Notwithstanding the foregoing, Executive may (i) serve in any capacity with any civic, educational or charitable organization, or any trade association, without seeking or obtaining approval by the Company Board, provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder and (ii) with the approval of the Company Board, serve on the boards of directors of other corporations that are not involved in commercial banking or similar business activities.

3.     Compensation and Benefits.

(a)    Salary. During the Term, Executive shall receive an annual base salary of $382,000 (as adjusted from time to time, the “Base Salary”), which shall be payable in period installments in accordance with Employer’s general payroll practices, as in effect from time-to-time. The Company Board shall annually review the Base Salary for possible adjustment, but in no event shall the Base Salary be decreased.

(b)    Cash Incentive Payments. Executive shall be eligible to receive an annual incentive bonus in accordance with Employer’s executive compensation plan as approved by Employer’s Board of Directors from time to time.

(c)    Equity Incentive Compensation. Executive shall be eligible to participate in any equity compensation plan maintained by the Company, subject to the terms of such plan or successor plan, as determined by the Board of Directors of the Company or the Bank in its discretion.

(d)    Benefits. During the Term, Executive will be entitled to receive all benefits and conditions of employment generally available to other executives of Employer, including, without limitation, any disability, life, medical and dental, insurance, paid holidays, and participation in any pension, profit sharing or other retirement plan pursuant to the terms of said plans. This Agreement (including any termination provisions hereof) shall have no impact on, and Executive shall continue to be entitled to all benefits set forth in, the Executive Salary Continuation Agreement between Executive and the Bank dated December 17, 2008, as amended from time to time.

(e)    Vacation. Executive shall be entitled to annual vacation and personal time off at his then existing rate of Base Salary in such amounts as provided under Employer’s personnel policies. Vacation times shall be scheduled in Executive’s discretion, subject to and taking into account applicable banking laws, regulations and policies and business needs. Vacation/personal time off will accrue in accordance with Employer’s personnel policies as in effect from time to time.

(f)    Business Expenses. Employer shall reimburse Executive for all reasonable expenses incurred by Executive in furtherance of or in connection with the business of Employer, including, but not by way of limitation, travel expenses, subject to compliance with the applicable policies of Employer in effect from time to time, including the presentation and approval of receipts, invoices or other appropriate evidence of such expenses and other limitations as may be established by Employer.

(g)    Car Allowance. Executive shall be entitled to a car allowance or use of an automobile owned or leased by Employer. The amount of the car allowance or the model and make of such vehicle shall be mutually agreed upon by the Company Board and Executive from time to time.

(h)    Potential Claw-Back. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement, plan or arrangement with Employer that is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and claw-back as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by Employer pursuant to any such law, government regulation or stock exchange listing requirement).

4.     Termination of Employment.

(a)    Termination by Employer for Cause. The Boards of Directors of the Company and the Bank may at any time terminate Executive’s employment with Employer for Cause effective immediately upon written notice of termination for “Cause,” which notice must set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Cause. For purposes of this Agreement, “Cause” means (i) Executive’s willful and gross mismanagement of the business and affairs of Employer; (ii) Executive’s willful failure to comply with any valid and legal directive of the Board of Directors of the Company or the Bank; (iii) Executive’s engagement in dishonesty, illegal conduct or gross misconduct related to his employment with Employer; (iv) Executive’s embezzlement, misappropriation or fraud, whether or not related to Executive’s employment with Employer; (v) Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (vi) any material violation of Employer’s written policies against harassment, equal employment opportunity policy or drug and alcohol policy; (vii) any failure by Executive to comply with Employer’s written policies or rules, as they may be in effect from time to time during the Term, if such failure causes material harm to the Bank or the Company; and (viii) Executive’s breach of any material provision of this Agreement. For purposes of this Agreement, no act, or the failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interests of Employer.

(b)    Termination by Executive for Good Reason. Executive may terminate his employment with Employer for Good Reason. For purposes of this Agreement, and subject to Employer’s opportunity to cure as provided in this Section 4(b), Executive shall have “Good Reason” to terminate his employment hereunder if such termination shall be the result of (in each case, without Executive’s consent):

(i)     Employer materially and adversely changes reduce Executive’s title, duties or responsibilities as President and Chief Executive Officer of the Company and the Bank;

(ii)    a material reduction in the Base Salary as the same may be increased from time to time after the date hereof (except to the extent the annual base salaries of all other officers of the Company and the Bank are similarly reduced); or

(iii)  the relocation of Executive’s principal location of employment to any location more than fifty (50) miles from the Bank’s headquarters as of the Effective Date (except for required travel on business of the Employer substantially consistent with the Executive’s responsibilities as President and Chief Executive Officer).

Notwithstanding the foregoing, Good Reason shall occur only if: (a) Executive provides Employer with a written notice of termination no more than thirty (30) days after the initial occurrence of the Good Reason basis for termination, which notice must set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Good Reason (“Notice of Intent to Resign for Good Reason”), and (b) Employer does not cure the event or events that constitute Good Reason within thirty (30) days after receipt of Executive’s Notice of Intent to Resign for Good Reason (the “Cure Period”). Executive will have sixty (60) days following the end of the Cure Period to terminate Executive’s employment by written notice to Employer if the underlying event or events remain uncured. If Executive does not so terminate his employment for Good Reason within such sixty- (60-) day period, then Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds. Good Reason shall, for all purposes under this Agreement, be construed and administered in manner consistent with the definition of “good reason” under Treasury Regulation § 1.409A-1(n).

(c)    Termination by Employer Without Cause or by Executive Without Good Reason. Employer may terminate the employment of Executive without Cause at any time during the Term by giving written notice to Executive specifying the effective date of termination. Executive shall have the right at any time to terminate his employment with Employer for any reason or for no reason on thirty (30) days’ notice specifying the date of termination.

(d)    Termination Upon Death or Permanent Disability. This Agreement shall terminate automatically upon (i) the death of Executive or (ii) the Permanent Disability of Executive. “Permanent Disability” means the “permanent disability” of Executive as such term is defined in the disability insurance provided by Employer, or if such insurance is not provided by Employer, the term shall mean that Executive has been deemed by a medical care provider to indefinitely be unable to perform the essential functions of Executive’s position with or without accommodation. Employer and Executive shall comply with any obligations they may respectively have, under state or federal law, to interact regarding reasonable accommodations.

(e)     Date of Termination. Notwithstanding anything contained herein, the date of termination shall coincide with the date on which Executive incurs a “separation from service” within the meaning of Section 409A.

5.     Consequences of Termination. The following are the benefits to which Executive is entitled upon termination of employment of all positions with Employer during the Term, and such payments and benefits shall be the exclusive payments and benefits to which Executive is entitled upon such termination.

(a)    Termination for Cause or By Executive Without Good Reason. If Executive’s employment is terminated (i) by Employer for Cause, or (ii) by Executive without Good Reason, then Employer shall have no further liability to Executive other than payment to Executive of his Base Salary through the date of termination, payment of accrued and unused vacation time, reimbursement of business expenses incurred through the date of termination but not yet paid, and provision of vested rights under Employer’s compensation and benefit plans (in each case, as provided under the terms of such plans) (collectively, the “Accrued Obligations”). Accrued Obligations shall not include and Executive shall not be entitled to receive any severance payments or benefits, notwithstanding any provision to the contrary in the Employer’s compensation or benefit plans then in effect, except as to eligibility for coverage under The Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(b)    Termination By Employer Without Cause or by Executive for Good Reason. If Executive’s employment is terminated (i) by Employer without Cause (other than upon death or Permanent Disability) or (ii) by Executive for Good Reason, then Executive shall receive the Accrued Obligations and, provided that Executive first enters into a form of general release agreement in favor of Employer, its affiliates and their respective officers and directors in the form attached hereto as Exhibit A along with any changes or additions reasonably requested by Employer (the “Release”) and such Release becomes effective within thirty (30) days following the date of termination, Executive shall receive the following:

(i)     A lump sum payment equal to one and one-half (1.5) times Executive’s then current annual Base Salary, to be paid on the sixtieth (60th) day following the date of termination; and

(ii)    if Executive timely and properly elects continuation coverage under COBRA, Employer shall reimburse Executive for the COBRA premium paid by Executive for himself and his dependents. Such reimbursement shall be paid to Executive on the fifteenth (15th) day of the month immediately following the month in which Executive timely remits the premium payment and submits proof thereof in any form reasonably requested by Employer. The reimbursement shall be made in a manner that complies with the requirements of Treasury Regulation §1.409A-3(i)(l)(iv). The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen (18) month anniversary of the date of termination; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive becomes eligible to receive substantially similar coverage from another employer.

(c)    Termination Upon Permanent Disability. In the event of termination of Executive’s employment by Employer on account of Permanent Disability, Employer shall pay to Executive the Accrued Obligations earned or incurred through the date of the Permanent Disability. Such payment shall be made no later than sixty (60) days after the date of the Permanent Disability.

(d)     Termination Upon Death. In the event of termination of Executive’s employment during the Term on account of Executive’s death, Employer shall pay to Executive’s beneficiary or beneficiaries or his estate, as the case may be, the Accrued Obligations through the date of death. Such payment shall be made no later than sixty (60) days after the date of death. In addition, Executive’s beneficiary(ies) or his estate shall be entitled to the payment of benefits pursuant to any life insurance policy of Executive as provided for in Section 3(d) above. Executive’s beneficiary or estate shall not be required to remit to Employer any payments received pursuant to any life insurance policy purchased pursuant to Section 3(d) above.

(e)      Change in Control Termination.

(i)     Notwithstanding any other provision of this Agreement, if Executive’s employment is terminated by Executive for Good Reason or by Employer without Cause (other than on account of Executive’s death or Permanent Disability), in either case within six months before and twenty-four months following a Change in Control, Executive shall receive all Accrued Obligations through the date of termination and, provided that Executive first enters the Release and such Release becomes effective within thirty (30) days following the date of termination, Executive shall receive the following:

(a)     A lump sum payment equal to two and one half (2.5) time Executive’s then-current annual Base Salary, to be paid on the sixtieth (60th) day following the date of termination;

(b)     If not previously paid, executive’s annual incentive bonus for the last calendar year prior to the date of termination, to be paid at the time such bonus would ordinarily be paid, but not later than March 15 of the then-current calendar year or, if later, the sixtieth (60th) day following the date of termination;

(c )    a prorated (based on the number of months of service completed for the fiscal year which the Executive’s employment terminates) portion of Executive’s target annual incentive bonus for the fiscal year which the Executive’s employment terminates, to be paid on the sixtieth (60th) day following the date of termination; and

(d)     if Executive timely and properly elects continuation coverage under COBRA, Employer shall reimburse Executive for the monthly COBRA premium paid by Executive for himself and his dependents. Such reimbursement shall be paid to Executive on the fifteenth (15th) day of the month immediately following the month in which Executive timely remits the premium payment and submits proof thereof in any form reasonably requested by Employer. The reimbursement shall be made in a manner that complies with the requirements of Treasury Regulation §1.409A-3(i)(l)(iv). The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen (18) month anniversary of the date of termination; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive becomes eligible to receive substantially similar coverage from another employer.

(ii)    For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following:

(a)    Any “Person” or “Group” (as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder) is or becomes the “Beneficial Owner” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company, or of any entity resulting from a merger or consolidation involving the Company, representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of the Company or such entity.

(b)    The individuals who, as of the date hereof, are members of the Company Board (the “Existing Directors”), cease, for any reason, to constitute more than fifty percent (50%) of the number of authorized directors of the Company as determined in the manner prescribed in the Company’s articles of incorporation and bylaws; provided, however, that if the election, or nomination for election, by the Company’s shareholders of any new director was approved by a vote of at least fifty percent (50%) of the Existing Directors, such a new director shall be considered an Existing Director; provided, further, however, that no individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened election contest (“Election Contest”) or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Company Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

(c)    The consummation of (x) a merger, consolidation or reorganization to which the Company is a party, whether or not the Company is the person surviving or resulting therefrom, or (y) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of the Company or the Bank, in one transaction or a series of related transactions, to any Person other than the Employer, where any such transaction or series of related transactions as is referred to in clause (x) or clause (y) above in this subparagraph (c) (a “Transaction”) does not otherwise result in a “Change in Control” pursuant to subparagraph (a) of this definition of “Change in Control”; provided, however, that no such Transaction shall constitute a “Change in Control” under this subparagraph (c) if the persons who were the shareholders of the Company immediately before the consummation of such Transaction are the Beneficial Owners, immediately following the consummation of such Transaction, of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person surviving or resulting from any merger, consolidation or reorganization referred to in clause (x) above in this subparagraph (c) or the Person to whom the assets of the Company are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred in clause (y) above in this subparagraph (c).

Notwithstanding the foregoing, such an occurrence shall constitute a “Change in Control” only if the occurrence is a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” (as such terms are defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) of the Company or the Bank.

(f)      Equity Awards. In the event of termination of Executive’s employment hereunder for any reason or for no reason, the treatment of any outstanding equity awards shall be determined in accordance with the terms of the Employer’s applicable equity incentive plans and the applicable award agreements.

(g)      Regulatory Restrictions. Notwithstanding anything to the contrary contained in this Agreement:

(i)    If Executive is removed and/or permanently prohibited from participating in the conduct of Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of Employer under this Agreement shall terminate, as of the effective date of such order, except for the payment of Base Salary due and owing on the effective date of said order, reimbursement of business expenses incurred as of the effective date of termination and such matters required by law.

(ii)    If Executive is suspended and/or temporarily prohibited from participating in the conduct of Employer’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of Employer under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer shall (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(iii)   If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but the vested rights of the parties shall not be affected.

(iv)   All obligations under this Agreement shall be terminated, except to the extent a determination is made that continuation of the contract is necessary for the continued operation of the Bank (i) by the director of the Federal Deposit Insurance Corporation (the “FDIC”) or his or her designee (the “Director”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in 13(c) of the FDIA; or (ii) by the Director, at the time the Director approves a supervisory merger to resolve problems related to operation of Employer when the Employer is determined by the Director to be in an unsafe and unsound condition. Any rights of Executive that have already vested, however, shall not be affected by such action.

(v)    No payments shall be made pursuant to this paragraph 5 or any other provision herein in violation of the requirements of Section 18(k) of the FDIA (12 U.S.C. §1828(k)).

(h)      IRC Section 280G.

(i)     Anything in this Agreement to the contrary notwithstanding, prior to the payment of any compensation or benefits payable under Section 5(e) hereof, the Certified Public Accountants (as defined herein) shall determine whether any payment, benefit or distribution by Employer to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any other plans or agreements or otherwise) (“Payment”) would be subject to the excise tax imposed on Executive by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any corresponding provisions of state or local excise tax law, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), and, if it would be, then Employer shall pay or provide to Executive the greatest of the following, whichever gives Executive the highest net after-tax amount (after taking into account federal, state, local and payroll taxes at Executive’s actual marginal rates and the Excise Tax): (1) all of the Payments or (2) Payments not in excess of the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code (the “Safe Harbor Amount”). Payments shall be made as follows: (A) if none of the Payments constitute nonqualified deferred compensation (within the meaning of Section 409A of the Code), then such reduction and/or repayment shall occur in the manner the Executive elects in writing prior to the date of Payment; or (B) if any Payment constitutes non-qualified deferred compensation or if the Executive fails to elect an order in the event that none of the Payments constitutes non-qualified deferred compensation (within the meaning of Section 409A of the Code), then the Payments to be reduced will be determined in a manner which maximizes the Executive’s economic position and, to the extent the economic cost is equivalent between one or more Payments, such Payments will be reduced in the inverse order of when payment would have been made to the Executive, until the aggregate Payments payable to the Executive equal the Safe Harbor Amount (the “Reduced Amount”). Employer and Executive will furnish to the Certified Public Accountant such information and documents the Certified Public Accountant may reasonably request in order to make a determination under this Section. The Certified Public Accountant shall provide detailed supporting calculations both to Employer and Executive of its determination. All fees and expenses of the Certified Public Accountant shall be borne solely by Employer and all determinations of the Certified Public Accountant shall be binding on Executive and Employer.

(ii)    If under this Section the Certified Public Accountants determine that any payment would more likely than not be nondeductible by Employer because of Section 280G of the Code, Employer shall promptly give Executive notice to the effect and a copy of the detailed calculation thereof and of the Reduced Amount. For purposes of this Section 5(h), present value shall be determined in accordance with Section 280G(d)(4) of the Code. All determinations made by the Certified Public Accountants shall be binding upon Employer and Executive.

(iii)    As a result of the uncertainty in the application of Section 280G of the Code, it is possible that Agreement Payments may be made by Employer, which should not have been made (“Overpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Certified Public Accountants, based upon the assertion of a deficiency by the Internal Revenue Service against Employer or Employee which said Certified Public Accountants believe has a high probability of success, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Employee which Employee shall repay to Employer together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no amount shall be payable by Employee to Employer in and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Certified Public Accountants, based upon controlling precedent, determine that an Underpayment has occurred, any such Underpayment shall be promptly paid by Employer to or for the benefit of Employee together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

(iv)    “Certified Public Accountants” shall mean a nationally recognized certified public accounting firm that is selected by Employer for purposes of making the applicable determinations under Section 5(h) that is reasonably acceptable to Executive, which firm shall not, without Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the change in control or ownership.

(i)      Additional Conditions to Severance Benefits. Employer shall have the right to seek repayment of the severance payments and benefits or to terminate payments or benefits provided by this Section 5 (i) in the event that Executive fails to honor, in accordance with their terms, the provisions of Section 8 or 9 of this Agreement or (ii) to the extent such payments or benefits would violate Section 18(k) of the FDIA (12 U.S.C. §1828(k)).

6.     Resignations. Executive agrees that upon termination of employment, for any reason, he will submit his resignations from all officer positions with, and all board of directors of, the Company, the Bank and all of their respective subsidiaries and affiliates.

7.    Key-man Life Insurance. Employer shall have the right to obtain and hold a “key-man” life insurance policy on the life of Executive with the Bank as beneficiary of the policy. Executive agrees to provide any information required for the issuance of such policy and submit himself to any physical examination required for such policy.

8.     Confidentiality.

(a)    Executive agrees that he will not at any time during the Term or at any time thereafter for any reason, in any fashion, form or manner, except as required by law to comply with legal process, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any financial information or trade or business secrets of Employer, its subsidiaries or affiliates including, without limiting the generality of the foregoing, the techniques, methods or systems of its operation or management, any information regarding its financial matters, business plans, customer lists, underwriting methodology, marketing strategies and proposals, its manner of operation, its plans or other material data. The provisions of this Section 6 shall not apply to (i) information disclosed in the performance of Executive’s duties to Employer, based on his good faith belief that such a disclosure is in the best interests of Employer; (ii) information that is, at the time of the disclosure, public knowledge; (iii) information disseminated by Employer to third parties in the ordinary course of business; (iv) information lawfully received by Executive from a third party who, based upon inquiry by Executive, is not bound by a confidential relationship to Employer or otherwise improperly received the information; or (v) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over Executive. In the event Executive is required by law to disclose such information described above, Executive will provide Employer and their counsel with immediate notice of such request so that they may consider seeking a protective order. Notwithstanding the foregoing, Executive may disclose such information concerning the business or operations of Employer and its subsidiaries and affiliates as may be required by the Board of Governors of the Federal Reserve System, the California Department of Financial Protection and Innovation or the FDIC or other regulatory agency having jurisdiction over the operations of Employer in connection with an examination of the Bank or the Company or other proceeding conducted by such regulatory agency.

(b)    Executive agrees that all written, printed or electronic material, notebooks and records including, without limitation, computer disks, used and/or developed by Executive for Employer, other than Executive’s personal address lists, telephone lists, notes and diaries, are solely the property of Employer, and that Executive has no right, title or interest therein. Upon termination of Executive’s employment, Executive or Executive’s representative shall promptly deliver possession of all such materials (including any copies thereof) to Employer.

(c)    Notwithstanding any other provision in this Agreement, Executive shall not be held liable for a disclosure of Employer’s trade secret(s) that is made either (i) in confidence either to a government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of the law; or (ii) in a complaint or other document filed in a lawsuit so long as the filing is made under seal. To the extent Executive files a lawsuit alleging retaliation by the Employer for reporting a suspected violation of the law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in a court proceeding so long as Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order. Nothing in this Agreement is intended to prevent Executive from disclosing factual information regarding any claim for sexual harassment or sex discrimination, or retaliation for reporting sexual harassment or sex discrimination.

9.    Business Protection Covenants.

(a)    Covenant Not to Compete. Executive agrees that during the Term, he will not, voluntarily or involuntarily, directly or indirectly, (i) engage in any banking or financial products or service business, loan origination or deposit-taking business or any other business competitive with that of Employer or its subsidiaries or affiliates (“Competitive Business”) within the counties in which Employer or Employer’s subsidiaries has branches or offices (the “Market Area”), (ii) directly or indirectly own any interest in (other than less than three percent (3%) of any publicly traded company or mutual fund), manage, operate, control, be employed by, or provide management or consulting services in any capacity to any firm, corporation, or other entity (other than Employer or its subsidiaries or affiliates) engaged in any Competitive Business in the Market Area, or (iii) directly or indirectly solicit or otherwise intentionally cause any employee, officer, or member of the Board of Directors of any of the Company, the Bank or their subsidiaries or affiliates to engage in any action prohibited under (i) or (ii) of this Section 8(a).

(b)   Inducing Employees to Leave Employer; Employment of Employees. Any attempt on the part of Executive to induce others to leave Employer’s employ, or the employ of any of its subsidiaries or affiliates, or any effort by Executive to interfere with Employer’s relationship with its other employees would be harmful and damaging to Employer. Executive agrees that during the Term and for twenty-four (24) months thereafter, Executive will not in any way, directly or indirectly: (i) induce or attempt to induce any employee of the Employer or any of its subsidiaries of affiliates to quit employment with Employer or the relevant subsidiary or affiliate; (ii) otherwise interfere with or disrupt the relationships between Employer and its subsidiaries and affiliates and their respective employees; (iii) solicit or recruit any employee of Employer or any subsidiary or affiliate or any former employee of Employer or any subsidiary or affiliate.

(c)    Nonsolicitation of Business. For a period of twenty-four (24) months from the date of termination of employment, Executive will not, using Employer’s trade secrets or confidential information, divert or attempt to divert from Employer or any of its subsidiaries or affiliates, any business Employer or a relevant subsidiary or affiliate had enjoyed or solicited from its customers, borrowers, depositors or investors during the twelve (12) months prior to termination of his employment.

(d)    Work Product. Executive acknowledges that all inventions innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Employer or their affiliates, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by Employer or such affiliates (“Work Product”) belong to Employer or such affiliates (as applicable). Executive shall promptly disclose such Work Product to the Company Board and perform all actions reasonably requested by the Company Board (whether during or after Executive’s employment) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments).

10.   Other Agreements.

(a)    The Parties agree that to the extent of any inconsistency between this Agreement and any employee manual or policy of Employer, that the terms of this Agreement shall supersede the terms of such employee manual or policy.

(b)    Each of the Company and the Bank have separately entered into an indemnification agreement with Executive, which shall not be affected by this Agreement or any termination or modification of this Agreement.

11.   Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) upon the earliest of (a) the date it is actually received, (b) the business day after the day on which it is delivered by hand, (c) the business day after the day on which it is properly delivered to Federal Express (or a comparable overnight delivery service), or (d) the third business day after the day on which it is deposited in the United States mail. Notices and all other communications shall be addressed as follows:

If to Employer:

Plumas Bancorp and Plumas Bank

35 S. Lindan Ave

Quincy, CA95971

Attn: Chairman

If to Executive, to:

*

*

*

or to such other respective addresses as the Parties hereto shall designate to the other by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

12.   Dispute Resolution Procedure.

(a)     Arbitration. The parties agree that any dispute arising out of or related to the employment relationship between them, including the termination of that relationship, shall be resolved by binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy.

(b)    Statement of Grievance. The party claiming to be aggrieved shall furnish to the other party a written statement of the grievance identifying the specifics of the grievance, any witnesses or documents then reasonably known to that party that support the grievance, and the relief requested or proposed.

(c)    Mediation. If within thirty (30) calendar days after the written statement of grievance the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved, the other party shall provide a statement of reasons, identifying its position, and witnesses or documents then reasonably known to that party in support of its position. Either party may, but is not required to, submit the dispute to nonbinding mediation before a mediator to be jointly selected by the parties within fourteen (14) business days thereafter. Such mediation shall be completed within sixty (60) calendar days of the submission of the dispute to a mediator.

(d)    Arbitration Proceeding. If the mediation does not produce a resolution of the dispute, or if the parties do not elect to proceed with such mediation, Employer and Executive agree that final and binding arbitration will be the exclusive remedy for any employment related dispute between them including without limitation, any common law claims such as breach of contract or commission of a tort, and any claims arising under the federal, state or local civil rights laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Worker Adjustment or Retraining Notification Act, the California Fair Employment & Housing Act, the California Family Rights Act, California's Pregnancy Disability Leave law, and all other federal, state or local employment related statutes, ordinances and common law. Executive acknowledges that Executive waives the right to litigate the foregoing employment related legal claims in a judicial forum before a judge or jury.

(e)    Exclusions. This arbitration provision does not apply to any Executive claim for workers’ compensation benefits (with the exception of claims pursuant to California Labor Code section 132a), unemployment compensation benefits or denial of ERISA benefits, or to the filing of charges with government agencies.

(f)    Provisional Relief. Either party may seek provisional relief, such as an temporary restraining order or preliminary injunction, from a court of law in furtherance of arbitration, consistent with California Code of Civil Procedure section 1281.8.

(g)    Claim Initiation/Time Limits. A party must notify the other party in writing at the addresses indicated above of a request to arbitrate a dispute within the same statute of limitations applicable to the legal claim asserted. The written request for arbitration must specify: (i) the factual basis on which the claim is made; (ii) the statutory provision or legal theory under which the claim is made; and (iii) the nature and extent of any relief or remedy sought.

(h)    Procedures. Arbitration will be before a single arbitrator in Sacramento, California, unless the parties mutually agree to hold the arbitration in a different location. The arbitration will be administered in accordance with the Employment Arbitration Rules and Procedures of JAMS (“JAMS”), a copy of which is available at https://www.jamsadr.com/rules-employment-arbitration/ or upon request to the Employer. If the parties cannot agree on an arbitrator, then the JAMS rules will govern selection. Executive and the Employer may be represented by counsel of their choosing at their own expense. The arbitrator may award attorneys’ fees and costs to a prevailing party only if authorized by the statute or common law under which the claim is made.

(i)    Responsibilities of Arbitrator. The arbitrator will act as the impartial decision maker of any claims that come within the scope of this arbitration provision. The arbitrator will have the powers and authorities provided by the Employment Arbitration Rules and Procedures of JAMS and the statute or common law under which the claim is made. For example, the arbitrator will have the power and authority to include all remedies in the award available under the statute or common law under which the claim is made including, without limitation, the issuance of an injunction. The arbitrator will apply the elements and burdens of proof, mitigation duty, interim earnings offsets and other legal rules or requirements under the statutory provision or common law under which such claim is made. The arbitrator will permit reasonable pre-hearing discovery. The arbitrator will have the power to issue subpoenas. The arbitrator will have the authority to issue a summary disposition if there are no material factual issues in dispute requiring a hearing and the Employer or Employee is entitled to an award in its or his favor. The arbitrator will issue a signed written opinion and award that will include findings of fact and conclusions of law. If any monetary award is made, the arbitrator will specify the elements and factual basis for calculating the amount. The arbitrator's award will be enforceable, and a judgment may be entered thereon, in a federal or state court of competent jurisdiction. The decision of the arbitrator will be final and binding, except as otherwise provided by applicable law.

13.  Waiver of Breach. Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of Executive or of Employer. No delay or omission in the exercise of any power, remedy, or right herein provided or otherwise available to any party shall impair or affect the right of such party thereafter to exercise the same. Any extension of time or other indulgence granted to a party hereunder shall not otherwise alter or affect any power, remedy or right of any other party, or the obligations of the party to whom such extension or indulgence is granted except as specifically waived.

14.  Non-Assignment; Successors. Neither Executive nor Employer may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that: (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Employer upon any sale of all or substantially all of Employer’s assets, or upon any merger, consolidation or reorganization of the Company or the Bank with or into any other corporation, all as though such successors and assigns of the Company or the Bank and their respective successors and assigns were the Company or the Bank (as applicable); and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Executive to the extent of any payments due to them hereunder. As used in this Agreement, the terms “the Company,” “Bank,” or “Employer” shall be deemed to refer to any such successor or assign of the Company, the Bank or Employer, as the case may be, referred to in the preceding sentence.

15.  Withholding of Taxes. All payments required to be made by Employer to Executive under this Agreement shall be subject to the withholding and deduction of such amounts, if any, relating to tax, and other payroll deductions as Employer may reasonably determine it should withhold and/or deduct pursuant to any applicable law or regulation (including, but not limited to, Executive’s portion of social security payments and income tax withholding) or Employer’s payroll processing procedures, now in effect or which may become effective any time during the Term.

16.  Section 409A. If Executive determines, in good faith, that any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, Executive shall provide written notice thereof (describing in reasonable detail the basis therefor) to Employer, and Employer shall, in consultation with Executive, modify this Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A of the Code or in order to comply with the provisions of Section 409A of the Code, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to Executive. Any payments that, under the terms of this Agreement, qualify for the “short-term” deferral exception under Treasury Regulations Section 1.409A-1(b)(4), the “separation pay” exception under Treasury Regulations Section 1.409A-1(b)(9)(iii) or another exception under Section 409A of the Code will be paid under the applicable exceptions to the greatest extent possible. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that Executive becomes entitled to under this Agreement is considered deferred compensations subject to interest, penalties and additional tax imposed pursuant to Section 409A of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (i) six months and one day following Executive’s separation from service or (ii) Executive’s death. In no event shall the date of termination of Executive’s employment be deemed to occur until Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the date of termination. All reimbursements provided under this Agreement shall be provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (a) the amount of expenses eligible for reimbursement during one calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year; (b) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the calendar year in which the expense is incurred; and (c) the right to any reimbursement will not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, Employer makes no representation or covenant to ensure that the payments and benefits under this Agreement are exempt from, or compliant with, Section 409A of the Code.

17.  Cooperation in Legal Proceedings. After the date of termination, Executive agrees to reasonably cooperate with Employer in the defense or prosecution of any claims or actions that may be brought against or on behalf of Employer relating to events or occurrences that transpired while Executive was employed by Employer. Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Employer. Executive also agrees to reasonably cooperate with Employer in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to any acts or omissions that transpired while Executive was employed by the Employer. Executive understands that in any legal action, investigation, or review covered by this Section 17 that Employer expects Executive to provide only accurate and truthful information or testimony. Employer will pay expenses necessarily and reasonably incurred by Executive in complying with this Section 17.

18.  Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California, without giving effect to the choice of law principles thereof.

19.  Severability. To the extent any provision of this Agreement or portion hereof shall be invalid or unenforceable, it shall be considered deleted therefrom (but only for so long as such provision or portion thereof shall be invalid or unenforceable) and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect to the fullest extent permitted by law if enforcement would not frustrate the overall intent of the Parties (as such intent is manifested by all provisions of the Agreement including such invalid, void, or otherwise unenforceable portion).

20.  Amendments; Waivers. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or officers as may be specifically designated by the Boards of Directors of each of the Company and the Bank to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

21.  Withholdings. All payments required to be made by Employer to Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

22.  No Third Party Beneficiaries. This Agreement and each and every provision hereof is for the exclusive benefit of the Parties and not for the benefit of any third party.

23.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

24.  Headings. The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular provision hereof.

25.  Entire Agreement. This Agreement embodies the entire agreement among the Company and the Bank and Executive with respect to the matters agreed to herein.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PLUMAS BANCORP By: /s/ Daniel E .West Name: Daniel E .West Title: Chairman

PLUMAS BANK By: /s/ Daniel E .West Name: Daniel E. West Title: Chairman

EXECUTIVE: /s/ Andrew J. Ryback Andrew J. Ryback

EXHIBIT A
Form of Release

GENERAL RELEASE OF ALL CLAIMS

In consideration of the payments and covenants set forth in the Employment Agreement entered into as of _____________, 2021 (the “Employment Agreement”) between the Plumas Bancorp and Plumas Bank, on the one hand (collectively, “Employer”), and ________________ (“Executive”), on the other, Employer and Executive enter this General Release of All Claims (this “Release”) as of ___________ (the “Termination Date”), to become effective as set forth herein.

1.   Separation.

(a) Executive’s employment with Employer terminated as of the Termination Date. As of the Termination Date, Executive has resigned from all officer or director positions he holds with Employer or any of its affiliates. On the Termination Date, Executive was provided with his final paycheck, including payment for wages through the Termination Date, accrued and unused vacation, and submitted, unreimbursed business expenses. Executive has been instructed to submit any unreimbursed business expenses to Employer for reimbursement consistent with Employer policy no later than the Termination Date. Executive’s unvested equity awards, if any, ceased vesting as of the Termination Date. Employer will provide accurate information regarding Executive’s earnings, will not oppose any unemployment compensation claims Executive may file, [and, for purposes of unemployment compensation, will not characterize Executive’s separation as a voluntary departure “without good cause,” or as a discharge in connection with “misconduct,” as those terms are defined in California Unemployment Insurance Code Section 1256. ]

(b) By signing and returning this Release, Executive understands that he will be entering into a binding agreement with Employer and will be agreeing to the terms and conditions set forth herein, including but not limited to the releases of claims.

(c) Employer and Executive acknowledge and agree that certain covenants and agreements in the Employment Agreement will continue in effect after the Termination Date in accordance with their terms.

2.   Consideration.

(a)         Provided that the agreements and representations set forth herein are true and correct and that this Release becomes effective and enforceable in accordance with its terms, Employer will pay and provide to Executive the severance benefit to which Executive is entitled under the Employment Agreement.

(b) Executive acknowledges and agrees that the payments described in 2(a) above represent all amounts to which he is entitled under the Employment Agreement and this Release.

(c) Executive understands and agrees that the value and consideration provided to him by this arrangement is sufficient to bind him to the terms of this Release and that Executive will have twenty-one (21) calendar days after receiving the Release during which to consider, sign and return the Release.

3.   General Release. Executive voluntarily and on behalf of Executive, Executive’s heirs, successors and assigns, hereby forever releases, discharges and holds harmless, Employer and its present and former parents, subsidiaries, affiliates and divisions, and each of their present and former officers, directors, employees, agents, investors, shareholders, owners, members, principals, administrators, affiliates, divisions, employee benefit plans and fiduciaries, attorneys, insurers, and each of their predecessors, successors and assigns (the “Released Parties”) from any and all claims, rights, causes of action and demands of whatever nature, whether known or unknown, that Executive had, has or may have against Employer and/or the Released Parties arising from any act, event or omission that has occurred up through the date on which Executive executes this Release, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 and 1983 of the Civil Rights Act of 1866; Executive Order 11246; the Executive Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and California “mini-COBRA”; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act (“WARN”) and Cal WARN; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; Age Discrimination in Employment Act of 1967, as amended; the National Labor Relations Act; the Occupational Safety and Health Act; the Genetic Information Nondiscrimination Act; the California Family Rights Act; the California Fair Employment and Housing Act; the California Labor Code including Section 132a; the California Constitution; any California Wage Order; the California Private Attorney General Act of 2004; the California Confidentiality of Medical Information Act; the California Business & Professions and Government Codes; claims under any other federal, state or local law, regulation or common law, including but not limited to claims relating to wrongful or constructive termination, harassment, failure to prevent harassment, discrimination, retaliation, and denial of accommodation; claims for personal and physical injury, medical loss, negligence, invasion of privacy, defamation, and intentional or negligent infliction of emotional distress; claims for breach of contract (whether oral, written, implied or express), interference with contract, promissory estoppel, and breach of the implied covenant of good faith and fair dealing; claims for violation of public policy, tort and fraud; claims arising under the Agreement, any employment contract, offer letter, retention agreement, severance agreement, or severance policy; claims for wages, bonuses, commissions, overtime, meal periods, equity, severance pay and damages; claims for penalties, costs, interest, and attorneys’ fees; and claims arising out of any wrongdoing whatsoever under any theory now or ever recognized.

4.   Release of Unknown Claims. Executive understands and agrees that by executing this Release and receiving the consideration for the releases given herein, this Release shall be effective as a full and final accord and satisfaction and general release of all claims, whether known or unknown. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred on Executive by Section 1542 of the California Civil Code and further, he expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims. Section 1542 provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Executive acknowledges that Executive may hereafter discover claims, circumstances, events or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Release or the Employment Agreement which, if known or suspected at the time of executing this Release, may have materially affected this Release. Executive hereby waives any rights, claims or causes of action that might arise as a result of such different or additional claims, circumstances or facts.

5.   Release of ADEA Claims. Executive acknowledges that Executive is hereby waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”). Executive acknowledges that Executive is voluntarily and knowingly entering into this Release and understands that this ADEA release does not apply to any claims or rights under the ADEA that may arise after Executive executes this Release. Executive acknowledges that the consideration given for the release of the ADEA claims is in addition to anything of value to which he was already entitled. Executive further acknowledges that Executive has been advised by this writing that:

(a)         Executive should consult with an attorney prior to executing this Release;

(b)         Executive has twenty-one (21) days within which to consider and execute this Release. If Executive signs this Release before the 21-day time period expires, Executive does so knowingly and voluntarily; and

(c)         Executive has seven (7) days following Executive’s execution of this Release to revoke Executive’s signature by delivering the revocation notice to Plumas Bank, 35 S. Lindan Ave, Quincy, CA 95971, Attn: Chairman, by midnight of the 7th day following execution of this Release. This Release shall be effective on the eighth day after Executive executes and delivers it to Employer (the “Effective Date”), assuming no revocation has been received by Employer as set forth herein.

6.   Covenant Not to Sue. Executive represents that Executive has not filed or initiated any claim of any type against Employer as of the date Executive executes this Release. Executive will not, on behalf of Executive, in cooperation or participation with any other person, firm, entity, corporation or governmental agency, or in any capacity whatsoever, institute, file, or in any manner voluntarily participate in, assist, or prosecute any claim, charge, grievance, complaint or action of any sort against Employer or the Released Parties. Nothing in this Release shall be construed to affect the independent right and responsibility of the Equal Employment Opportunity Commission’s or its state counterpart to enforce the law.

7.   Executive’s Representations. Executive acknowledges that: (a) as of the date Executive executes this Release, Executive has received from Employer all amounts, payments, compensation and benefits then due arising out of Executive’s employment with Employer; (b) Executive has not experienced a job-related illness, injury or occupational disease compensable under the California workers’ compensation system for which Executive has not already filed a claim; and (c) Executive has been provided with and/or has not been denied or retaliated against for requesting any leave under the Family and Medical Leave Act or the California Family Rights Act.

8.  No Admissions. Nothing in this Release or the fact that the parties have signed this Release shall be construed as an admission by either party of any violation of any federal, state or local law or duty. Executive acknowledges that the Employer and the Released Parties disclaim any wrongdoing or liability to Executive whatsoever.

9.   Governing Law. This Release is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of California.

10. Severability/Waiver/Construction. Should any provision of this Release be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby. The failure of either party to insist upon the performance of any of the terms in this Release, or the failure to prosecute any breach of any of the terms, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Release shall remain in full force and effect as if no such forbearance or failure of performance had occurred. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

11. Successors and Assigns. This Release shall be binding upon Executive and Executive’s heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of Employer and the Released Parties and each of them and to their respective heirs, administrators, representatives, executors, successors, and assigns. Executive expressly warrants that Executive has not transferred to any person or entity any rights, causes of action, or claims released in this Release. Each of the Released Parties is an intended third-party beneficiary of this Release.

12. Whistleblower Protection. Notwithstanding anything to the contrary contained herein, no provision of this Release or any other Employer agreement to which Executive is a party shall be interpreted so as to impede Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of Employer to make any such reports or disclosures and Executive shall not be required to notify Employer that such reports or disclosures have been made. Nothing in this Release or the Employment Agreement is intended to prevent Executive from disclosing factual information regarding any claim for sexual harassment or sex discrimination, or retaliation for reporting sexual harassment or sex discrimination.

13. Entire Agreement/No Oral Modification/No Inducements. This Release constitutes the entire agreement between the parties concerning the subject matter herein and supersedes any and all other written or oral promises or representations about its subject matter. This Release can only be amended, in writing, signed by Executive and Employer. No promise or inducement has been made to Executive for entering into this Release except as expressly set forth herein.